SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 17, 2009
GRUBB & ELLIS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307

(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)
1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (714) 667-8252
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-3.1
EX-3.2
EX-99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 8.01 Other Events
     On December 17 2009, Grubb & Ellis Company (the “Company”) issued a press release announcing the voting results for the Company’s 2009 annual meeting of stockholders held earlier that day. Based on reports from Computershare, the independent inspector of elections for the Company’s 2009 annual meeting of stockholders, the Company’s stockholders voted, among other things, (i) to adopt an amendment to the amended and restated certificate of incorporation (the “Certificate of Incorporation”) to increase the authorized number of common and preferred shares; (ii) to adopt an amendment to the Certificate of Incorporation (1) to declassify the Board of Directors of the Company (the “Board”) and (2) to fix the number of directors at no less than three nor more than eight, as determined solely by the Board from time to time; (iii) to elect Thomas D’Arcy, C. Michael Kojaian, Robert J. McLaughlin, Devin I. Murphy, D. Fleet Wallace and Rodger D. Young as the six directors to such declassified Board, each to serve for a one-year term; and (iv) to ratify the appointment of Ernst & Young LLP as the Company’s independent accounting firm. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
     Effective December 17, 2009, the Company amended its Certificate of Incorporation (i) to increase the authorized number of shares of Company’s capital stock from 110,000,000 shares to 220,000,000 shares, of which 200,000,000 shares with a par value of $0.01 per share are designated common stock, and of which 20,000,000 shares with a par value of $0.01 per share are designated preferred stock (the “Authorized Capital Amendment”); and (ii) to declassify the Board and to fix the number of directors at no less than three nor more than eight, as determined solely by the Board from time to time (together with the Authorized Capital Amendment, the “Charter Amendments”).
     Effective as of December 17, 2009, the Company also amended its by-laws to effect necessary conforming changes to the by-laws as a consequence of the Charter Amendments (the “Bylaw Amendments”).
     The foregoing is a summary of the Charter Amendments and the Bylaw Amendments and does not purport to be a complete discussion of the Charter Amendments and the Bylaw Amendments. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Charter Amendments and the Bylaw Amendments, copies of which are annexed as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K.
     As a result of the Authorized Capital Amendment, the 12% cumulative participating perpetual convertible preferred stock, par value $0.01 per share (the “12% Preferred Stock”), is now convertible, at the holder’s option, into the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a conversion rate of 60.606 shares of Common Stock per share of Preferred Stock, which represents a conversion price of approximately $1.65 per share of Common Stock. Holders of the 12% Preferred Stock vote together with holders of Common Stock as one class on all matters on which holders of Common Stock vote, except as otherwise provided by law, and vote as a separate class with respect to certain matters. Holders of the 12% Preferred Stock are entitled to voting rights equal to the number of shares of Common Stock into which the 12% Preferred Stock is convertible, on an “as if” converted basis. As such, effective upon the filing of the Authorized Capital Amendment, each share of 12% Preferred Stock is now entitled to 60.606 votes on an “as if” converted basis. Prior to the filing of the Authorized Capital Amendment, the 12% Preferred Stock was convertible into 31.322 shares of Common Stock .
     In connection with the stockholders voting to declassify the Board and reducing its current size to six (6) members, subsequent to the annual meeting of stockholders, the Board determined that its standing committees would be comprised as follows: Compensation Committee, D. Fleet Wallace, Chair, Robert J. McLaughlin and Rodger D. Young; Audit Committee, Robert J. McLaughlin, Chair, D. Fleet Wallace and Rodger D. Young; and Corporate Governance and Nominating Committee, Rodger D. Young, Chair, and Devin Murphy.
Item 9.01 Financial Statements and Exhibits.
(d)	The following are filed as Exhibits to this Current Report on Form 8-K:
3.1	Amendment to the Restated Certificate of Incorporation of Grubb & Ellis Company.

3.2	Amendment to the Amended and Restated Bylaws of Grubb & Ellis Company.

99.1	Press Release issued by Grubb & Ellis Company on December 17, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Richard W. Pehlke
Richard W. Pehlke
Chief Financial Officer and Executive Vice President

Dated: December 23, 2009